FORM N-SAR
Exhibit 77B

MAINSTAY VP FUNDS TRUST
811-03833-01
For Period Ended 12/31/16

To the Board of Trustees and Shareholders of MainStay VP Funds Trust:
In planning and performing our audit of the financial statements of each of the portfolios constituting MainStay
VP Funds Trust (as listed in Appendix 1 and hereafter referred to collectively as the "Portfolios") as of and for the periods ended December 31, 2016, in accordance with the standards of the Public Company Accounting Oversight
Board (United States), we considered the Portfolios' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Portfolios' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Portfolios' internal control over financial reporting.
The management of the Portfolios is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A portfolio's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A portfolio's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the portfolio; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the portfolio are being made only in accordance with authorizations of management and trustees of the portfolio;
and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a portfolio's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Portfolios' annual or interim financial statements will not be prevented or detected on a timely basis.
Our consideration of the Portfolios' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Portfolios' internal control over financial reporting and their operation, including controls over safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2016.
This report is intended solely for the information and use of management and the Board of Trustees of MainStay VP
Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
February 22, 2017


Appendix 1
MainStay VP Funds Trust
Portfolios for the Period 1/1/2016 through 12/31/2016
1.	MainStay VP Absolute Return Multi-Strategy Portfolio
(formerly MainStay VP Marketfield Portfolio)
2.	MainStay VP Balanced Portfolio
3.	MainStay VP Bond Portfolio
4.	MainStay VP Common Stock Portfolio
5.	MainStay VP Conservative Allocation Portfolio
6.	MainStay VP Convertible Portfolio
7.	MainStay VP Cornerstone Growth Portfolio
8.	MainStay VP Cushing Renaissance Advantage Portfolio
9.	MainStay VP Eagle Small Cap Growth Portfolio
10.	MainStay VP Emerging Markets Equity Portfolio
11.	MainStay VP Epoch U.S. Small Cap Portfolio (formerly
MainStay VP U.S. Small Cap Portfolio)
12.	MainStay VP Floating Rate Portfolio
13.	MainStay VP Government Portfolio
14.	MainStay VP Growth Allocation Portfolio
15.	MainStay VP High Yield Corporate Bond Portfolio
16.	MainStay VP ICAP Select Equity Portfolio
17.	MainStay VP Income Builder Portfolio
18.	MainStay VP International Equity Portfolio
19.	MainStay VP Janus Balanced Portfolio
20.	MainStay VP Large Cap Growth Portfolio
21.	MainStay VP MFS Utilities Portfolio
22.	MainStay VP Mid Cap Core Portfolio
23.	MainStay VP Moderate Allocation Portfolio
24.	MainStay VP Moderate Growth Allocation Portfolio
25.	MainStay VP PIMCO Real Return Portfolio
26.	MainStay VP S&P 500 Index Portfolio
27.	MainStay VP Small Cap Core Portfolio (commencement of
operations - May 2, 2016)
28.	MainStay VP T. Rowe Price Equity Income Portfolio
29.	MainStay VP U.S. Government Money Market Portfolio
(formerly MainStay VP Cash Management Portfolio)
30.	MainStay VP Unconstrained Bond Portfolio
31.	MainStay VP VanEck Global Hard Assets Portfolio